July 21, 2009

Dear Shareholders,

I’d like to start by thanking those of you who joined us on our last shareholder conference call. I believe that the more interaction we can have with our shareholders, the better off we are. I plan to continue holding those calls on roughly a quarterly basis, and as I mentioned on that last call, we’re still in the process of scheduling our annual meeting. Once we set the format and date for that meeting, we will let you know.

As always, there’s been a lot going on at Voyant and I want to fill you in on some of that now. We continue to make progress in our various businesses and we continue to look for ways to enhance shareholder value. This activity is set against the backdrop of a tough economic climate and with funding that is not yet sufficient for our needs.

As I mentioned in our last call, we are starting to see some light at the end of the tunnel. That light continues to grow stronger, especially for our RocketStream and wireless businesses. I want to focus mostly on those two businesses today. Our Aviation Broadband business is also moving forward, but until we are able to devote more resources to it, the progress we can make in that business will be at a slower pace.

Let me start with one of Voyant’s most exciting activities at the moment, which is the work we’re doing within our RocketStream subsidiary. As a reminder, our RocketStream subsidiary has two primary focus areas. First, there is the self-named RocketStream product line itself. This software is focused on enterprise customers. Second, we also have our RocketConect product line, which directly benefits consumers.

RocketConnect is a software-based Internet access accelerator that our software subsidiary, RocketStream, developed in a partnership with a Swiss company called Sunbay. RocketConnect allows individual Internet users to effectively speed up their home or office Internet connections by up to 10 times. We market this software product to telecommunications companies and other Internet service providers, because it lets them provide a better service for their customers without incurring a major capital or operating expense. Consumers benefit, of course, because it gives them a better online experience.

We are making significant inroads with telecom service providers, particularly in Asia. I’m extremely excited to report that we’re having considerable success in proving the benefits of RocketConnect to one of the largest service providers in China. We’re really in the major leagues here, because we’re talking about a potential of tens of millions of customers, and if all goes well, we could see monthly recurring revenue from all of them.

So far, I’m pleased to say that things are going quite well. We’re in the process of doing a proof-of-concept trial with live traffic for some of this service provider’s users. Once this proof-of-concept trial is complete, we hope to roll out a large pilot deployment through a Chinese province.

This is very big news for us. We realize that many of you have been waiting for us to achieve the kind of market penetration that leads to large revenue streams. Despite that fact that a major trial like this usually moves at a glacial pace, I think we’re actually making great strides in the right direction. Of course, until any evaluation and deal are done, anything can happen: delays or technical problems are always possible. Right now, however, things certainly look good.

Let me pause and offer a few additional comments concerning our timeline here. We know that many of our shareholders desire an immediate announcement that we’ve achieved large, revenue-producing deals. Believe me, we ourselves would like nothing better than to be in a position to make such an announcement, and when we are we will certainly do so. Let me also point out that this management team collectively has many, many years of experience in penetrating large market entry points, and telco service providers in particular. We’re not novices at this. We know that these things take time. While I understand that some of you may feel that it’s been too long already – we are impatient as well – we are approaching this business methodically, professionally, and energetically.

When we consider the steps that got us where we are today, our timeline may be more understandable. We had to first develop the RocketStream discrete product and get that into the market – not so much for revenue as for feedback about precisely what was needed. Based on that, we conducted a detailed market segmentation and attractiveness analysis to determine where to take this technology. That analysis is what resulted in today’s RocketStream SDK and the RocketConnect product. From a development perspective, once we knew what we wanted from the RocketConnect product, we had to figure out the best way to get it, and as a result, we forged a partnership with Sunbay. Finally, with that development complete, we are now in a position to penetrate these large, world-class customers. We have done all of this on an absolute shoe string. We hadn’t expected to have the funding challenges we encountered along the way, but I think we have made incredible progress despite them.

Naysayers will always be able to come up with a negative interpretation of our history and our position, and it’s certainly not my intention to counter that with unreasonably positive interpretations. However, on balanced reflection, I think it’s fair to say that we have made a lot of progress in the face of a very resource-constrained environment for both our RocketStream and RocketConnect products, and I think we’re in a good position to now monetize that progress.

Our path to market with RocketConnect is to reach individual consumers by striking deals with the big telcos that service these customers. Dealing with these large, large companies means that things will proceed methodically and that issues may crop up from time to time in this process. While we’d love to rush along even faster, I’m quite happy with our progress so far. Keep your fingers crossed – our trials here aren’t finished yet – but this is really moving along quite well.

Besides our RocketConnect work at home and abroad, our RocketStream team is also having success with our core RocketStream technology. For those of you who are new to our products, our self-named RocketStream software accelerates core Internet traffic, this time by factors of up to 200 times faster than legacy FTP file transfers.

Last May, we released a software development kit (SDK) that helps third-party software developers to embed the RocketStream technology directly into their own applications (for a fee, of course). Randy Hagin and his team are very busy dealing with all the developers who see the tremendous differentiator that this provides to their own products. In many cases, we’re talking about really large potential deployments, with thousands of servers and tens of thousands of clients. This SDK could really turn into a significant revenue generator for us.

This is another area where it may seem to the outside observer that progress is moving slowly, but we knew from the beginning that the path to glory with RocketStream would come by embedding it in third-party applications and having them doing the selling and revenue-generating for us. Again, here we segmented the market and conducted various attractiveness analyses, the conclusion of which was that decided that the managed file transfer (MFT) market would be a good starting point for this important initiative. We evaluated several candidate partners before eventually settling on Proginet. A key feature of this deal was that Proginet’s own engineers developed much of the core platform from which we then developed our SDK. They have now delivered this software to us, and because we now own this code, we are able to leverage it for new opportunities.

We are seeing many applications for our RocketStream SDK, including cloud computing initiatives. We are excited about these opportunities because they would represent a break-through application for our SDK. These are exactly the kind of high-volume deployments that the SDK was designed for. We are seeing this sort of interest in the RocketStream SDK because it enhances our customers’ own product, thereby giving them a competitive advantage in the marketplace.

Beyond the RocketStream SDK and RocketConnect products, we’re also working on a new middleware product that allows third-party developers to accelerate not just files, but steams. Those of your who’ve been with us for some time have heard me allude to this before. It’s a development that we’ve had to move slowly due to our cash constraints, but we’re certainly making progress. We’re not ready to unveil it just yet, but as soon as we do, I think many, many people will take note.

Of course, there’s also plenty going on with our other two business units, Voyant Aviation Broadband (VAB) and Voyant Wireless. With VAB, our progress rate here has been constrained by our need to conserve our cash. VAB continues to make strides with its development and marketing efforts, as well as our partnership with Harris. We continue to believe that our superior solution is well timed for the market window, provided that we can get our funding in place in a reasonable period of time. If we were unable to secure proper funding, then of course there is a chance we would miss the market window.

Voyant Wireless, as many of you know, is already delivering against our $2 million contract to develop and produce next-generation radios for utility applications. Our delivery schedule has slipped a bit due to our funding challenges. While we have delivered approximately 30 units to date, instead of the 100 we had anticipated, our customer is very pleased with the performance of our radios. As a result, our customer has agreed to a revised delivery schedule for the balance of these units without penalty. The other positive news is that our customer is seeing an increased interest level from their end users. Since they are so pleased with our progress, we anticipate additional orders sooner rather than later.

As many of you know, the true goal of our Voyant Wireless business is to supply radios for the so-called “white space” spectrum that has now been made available through the transition from analog to digital broadcast television (DTV). The white spaces between populated television channels represent a whole new wireless frontier, and this is really the big play for Voyant Wireless. Last June 12, our Voyant Wireless group had a small celebration to celebrate the transition to DTV and the subsequent availability of this spectrum, which is expected to enable countless new wireless applications. Many of those have been discussed in the media: rural wireless Internet access; ad hoc wireless networks in urban environments; supervisory, control, and data acquisition (SCADA) in industrial environments; Smart Grid electrical networking; and social mobile networks. Many of these are exciting, but I suspect that the biggest impact of white space radio (WSR) will be for applications so unique they haven’t even been thought of yet.

You can see why we’re excited. The FCC has finally declared that this spectrum may now be used without requiring a license. That means that the dominance of the big wireless telephone companies over our airwaves is starting to break up, and a new era of innovation can begin. Of course, there are always rules of the road so that the airwaves don’t become a mess, and therefore the FCC has set some pretty stringent guidelines for WSRs. That’s actually good news for us, because the WSR capabilities that the FCC is requiring are precisely the technologies that Voyant is particularly good at.

The FCC approval process will take some time, as will the standards work governing how WSRs will interact. We’re very active in helping to write these standards, so we definitely have a say in making sure that these standards are written in Voyant’s best interest, as well as that of the public.

The reason we are excited by the FCC’s recent action is that it now begins to open up the opportunities we can pursue. We are looking at several adjacent markets segments and putting together detailed plans of how to penetrate them. We are also looking at various partnerships to ensure that we do this in the fastest, most profitable way.

I would like to remind you that it’s only been approximately one year since we introduced our WSR business. In that time, we have developed our first product, obtained a $2M contract (including funding to off-set our development), identified adjacent markets that we can exploit, and kicked off those activities. We believe there is an attractive medium-term business to be made through a series of these market segments, all the while positioning us for consumer adoption as that ultimate market develops.

Let me switch gears now to touch on some financing and SEC reporting topics.

I’ve heard from our new Investor Relations firm, Parallel Marketing, that several of you have had questions about SEC documents that we’ve recently filed. I thought I’d take this opportunity to explain the meaning of those filings. In order to access the equity line of credit from Ascendiant Capital that I told you about several months ago, we filed a registration statement with the SEC on May 11. As a normal part of this process, the SEC responded with a set of comments, and we responded to them by filing an amended registration statement on June 19. We then received a few more comments from the SEC. After reviewing those comments, we decided to re-file our registration statement today.

While all of this is fairly routine, what’s important is that we’re getting to a point where we hopefully will soon have the option of drawing on that equity line of credit. As I’ve said before, we don’t necessarily want to draw on that line, especially at our current, low stock price, but we want that tool ready in our financing toolkit in case we need it.

Frankly, our financing has not come along as fast as we’d hoped. The challenges in the overall economy have not made things any easier for us, but we’re not hiding behind that excuse. We’re approaching our financing activities very vigorously, and we’ve had some limited successes along the way. Strong support from our key lender and the equity line of credit from Ascendiant Capital are good starts, but we’re working diligently on new financing avenues.

Some of these new avenues are getting closer to fruition, although it’s been a tough slog. The alternatives we are exploring run the gamut from traditional funding to non-traditional avenues. We have surrounded ourselves with additional experts in this area and intend to continue to pursue every reasonable alternative.

One of the ways we are exploring to finance the company is through a near-term M&A opportunity that we’ve been pursuing. Some of you know that we were deep in discussions regarding an acquisition at the beginning of the year, and that we ultimately walked away from that deal. Well, we haven’t been sitting still since then. We have other deals in our pipeline, and some of the most significant of them involve financing Voyant as a whole, as well as funding for these acquisitions.

One of these deals involves an acceleration of our wireless work, and this deal is really heating up. I don’t want to get into too many specifics, since there’s always a chance that this specific transaction won’t happen. I did, however, want to give you a flavor of what’s going on: a lot of serious, creative and dynamic activity. This is a great example of a creative deal that would add significant, stable, accretive revenue to Voyant. It would better position us for growth in the wireless arena, and we would also provide additional capital to fund our growth.

There’s a lot more going on at Voyant than our current stock price would imply. I’ve told you before that I consider the current price unacceptable, and I mean that. We have certainly not given up. On the contrary, our team has redoubled its efforts to move our businesses forward, to finance these activities responsibly, and to find and execute new deals that are in our shareholders’ best interests.

Let me finish by assuring you that we hear and share your desire for immediate results. As I' have mentioned before, much about our circumstances in the last two years is more typical of private companies than of a public one. This is not easy and it is not for the faint-of-heart. I tell everyone who asks me that we are a highly speculative investment. Our upside potential is tremendous, but we are essentially a start-up. That means there are down-side risks as well. I expect our investors to be savvy enough to understand what kind of company we are and to make their decisions accordingly.

I want to let all of our current and potential new investors know how encouraged we are by what’s happening in China with RocketConnect, or here in the US with our RocketStream SDK, or with our WSR product line and its potential. We continue to make progress with very little funding. To be honest, I think it’s remarkable, and I’d like to commend our management team for sticking with this, past the point when many others would not have. I’d also like to commend our shareholders. I know the frustrations, and I feel them to. Thank you for sticking with us. We’re excited to come into work every day. It’s been a rough road, and given that the economy certainly has not fully recovered, there will probably be some more bumps ahead. Nevertheless, there are many reasons to believe that Voyant will ultimately be successful, and we hope that our patient and courageous shareholders will enjoy the upside potential that such success can offer.

Sincerely,

/s/ Dana Waldman

Dana Waldman

CEO

In this letter, we make forward-looking statements about our future expectations, plans and prospects. There is a risk that the actual results we achieve will differ from those forward-looking statements. To better understand these risks and the reasons that our results may differ from our statements, please read the “Forward Looking Statements Note” on the Investor page of our website (www.voyant.net) and our filings with the Securities Exchange Commission, especially Forms 10K and 10Q.